As filed with the Securities and Exchange Commission on August 24, 2016

Registration No. 333-212522

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEMGROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1389	20-3533152
(State or other jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, Oklahoma 74136-4216

(918) 524-8100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Carlin G. Conner

President and Chief Executive Officer

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, Oklahoma 74136-4216

(918) 524-8100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven K. Talley Gibson, Dunn & Crutcher LLP 1801 California Street, Suite 4200 Denver, Colorado 80202 (303) 298-5700	Christine B. LaFollette Akin Gump Strauss Hauer & Feld LLP 1111 Louisiana Street, 44th Floor Houston, Texas 77002 (713) 220-5800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and upon consummation of the merger described in the enclosed joint consent statement/proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

**	If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Explanatory Note

This Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-212522) of SemGroup Corporation is being filed solely to amend Item 21 of Part II thereof and to transmit Exhibits 5.1, 23.1, 99.3, and 99.4 thereto. Each of Exhibits 5.1, 23.1, 99.3, and 99.4 hereto supersedes and replaces in its entirety Exhibits 5.1, 23.1, 99.3, and 99.4, respectively, to Amendment No. 1 to the Registration Statement. This Amendment No. 2 does not modify any provision of the preliminary joint consent statement/proxy statement/prospectus contained in Part I of the Registration Statement or Items 20 or 22 of Part II of the Registration Statement. Accordingly, this Amendment No. 2 does not include a copy of the preliminary joint consent statement/proxy statement/prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Officers and Directors of SemGroup

Section 145 of the DGCL grants SemGroup the authority to indemnify each of its directors and officers against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by a director or officer that is made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal or otherwise), by reason of the fact that such director or officer is or was a director, officer, employee or agent of SemGroup or by reason of the fact that such director or officer, at SemGroup’s request, is or was serving at any other corporation or other entity, in any capacity, if such director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, SemGroup’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful; provided, that in the case of an action, suit or proceeding against a director or officer that is brought by SemGroup or in its right, SemGroup may indemnify such director or officer only in respect of expenses (including attorneys’ fees) actually and reasonably incurred by such director or officer; provided further, that no such indemnity for expenses may be made with respect to any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to SemGroup unless, and only to the extent that, either the Court of Chancery of the State of Delaware or the court in which the action, suit or proceeding against such director or officer was brought shall determine upon application that, despite the adjudication of liability to SemGroup but in view of all the circumstances of the case, such director or officer is nevertheless fairly and reasonably entitled to indemnity from SemGroup for such expenses in an amount deemed proper by such court.

Unless ordered by a court, the determination of whether a then-sitting director or officer has met the applicable standard for indemnity, i.e., that the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, SemGroup’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful, shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by SemGroup’s stockholders.

Section 145 of the DGCL also authorizes SemGroup to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any action, suit or proceeding against the director or officer prior to a determination of whether the director or officer is actually entitled to indemnity and to purchase insurance for the benefit of a director or officer against any liability that may be incurred by reason of the fact that the insured was or is a director or officer, regardless of whether the liability insured could have legally been indemnified by SemGroup.

Pursuant to the authority granted to SemGroup by Section 145 of the DGCL, SemGroup has provided in the SemGroup Amended and Restated Certificate and the SemGroup Amended and Restated Bylaws for the indemnification of and advancement of expenses to its directors to the fullest extent authorized or permitted by law as from time to time in effect; provided, however, SemGroup is required to indemnify, or advance expenses to, any such director in connection with an action, suit, claim or proceeding initiated by such director only if the initiation of such action, suit, claim or proceeding has been authorized or ratified by the SemGroup Board. The SemGroup Amended and Restated Bylaws provide that it may, to the extent authorized by the SemGroup Board, grant rights of indemnification and the advancement of expenses (including attorney’s fees) to SemGroup’s officers. The SemGroup Board has authorized indemnification of, and advancement of expenses to, SemGroup’s officers serving as such on or after December 1, 2009. The rights authorized by the SemGroup Board for the indemnification of, and advancement of expenses to, SemGroup’s officers serving as such on or after December 1, 2009 are the same rights that have been afforded SemGroup’s directors pursuant to the SemGroup Amended and Restated Certificate and the SemGroup Amended and Restated Bylaws.

The employment agreement among SemGroup, SemManagement, L.L.C., SemGroup’s wholly owned subsidiary, Rose Rock General Partner, and Carlin G. Conner, SemGroup’s President and Chief Executive Officer, provides Mr. Conner with indemnification and advancement of expenses (including attorney’s fees) to the maximum extent permitted by the SemGroup Amended and Restated Certificate and the SemGroup Amended and Restated Bylaws, including, if applicable, any directors and officers insurance policies, provided such indemnification shall be on terms no less favorable than provided to any of SemGroup’s other executive officers or directors. Pursuant to the employment agreement, SemGroup has also agreed to maintain commercially reasonable directors’ and officers’ insurance covering Mr. Conner in such amount and pursuant to such terms as is typical and customary for companies of similar size and nature to SemGroup.

SemGroup has also purchased a policy of insurance for the benefit of its directors and officers that provides standard liability coverage.

As permitted by Section 102 of the DGCL, the SemGroup Amended and Restated Certificate provides that each of its directors shall not be personally liable to SemGroup or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that a director shall be liable for any breach of such director’s duty of loyalty to SemGroup or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for liability under Section 174 of the DGCL (involving certain unlawful dividends or stock repurchases), or for any transaction from which such director derived an improper personal benefit.

Item 21.	Exhibits

A list of exhibits filed as part of this registration statement is set forth in the Exhibit Index, which is incorporated herein by reference.

Item 22.	Undertakings.

(a)	The undersigned registrant hereby undertakes

(i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(ii) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(iv) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(v) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(vi) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(vii) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(viii) That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 of the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on August 24, 2016.

SEMGROUP CORPORATION (Registrant)

By:	/s/ Robert N. Fitzgerald
	Name:	Robert N. Fitzgerald
	Title:	Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

*	Director and Chairman of the Board	August 24, 2016
John F. Chlebowski

*	Director, Chief Executive Officer and	August 24, 2016
Carlin G. Conner	President
(Principal Executive Officer)

/s/ Robert N. Fitzgerald	Chief Financial Officer and Senior Vice	August 24, 2016
Robert N. Fitzgerald	President
(Principal Financial Officer)

*	Vice President, Chief Accounting Officer	August 24, 2016
Thomas D. Sell	and Controller
(Principal Accounting Officer)

* Ronald A. Ballschmiede	Director	August 24, 2016

* Sarah M. Barpoulis	Director	August 24, 2016

* Karl F. Kurz	Director	August 24, 2016

* James H. Lytal	Director	August 24, 2016

* Thomas R. McDaniel	Director	August 24, 2016

By:	/s/ Robert N. Fitzgerald	August 24, 2016
Robert N. Fitzgerald
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number		Description

2.1	—	Agreement and Plan of Merger dated as of May 30, 2016, by and among SemGroup Corporation, PBMS, LLC, Rose Rock Midstream, L.P. and Rose Rock Midstream GP, LLC (filed on May 31, 2016 as Exhibit 2.1 to SemGroup’s current report on Form 8-K (File No. 001-34736) and incorporated herein by reference).

2.2	—	Support Agreement, dated as of May 30, 2016, by and between Rose Rock Midstream, L.P. and Rose Rock Midstream Holdings, LLC (filed on May 31, 2016 as Exhibit 99.2 to Rose Rock’s current report on Form 8-K (File No. 001-35365) and incorporated herein by reference).

3.1	—	Amended and Restated Certificate of Incorporation, dated as of November 30, 2009, of SemGroup (filed on May 6, 2010 as Exhibit 3.1 to SemGroup’s registration statement on Form 10 (File No. 001-34736) and incorporated herein by reference).

3.2	—	Amended and Restated Bylaws, dated as of May 17, 2016, of SemGroup (filed on May 19, 2016 as Exhibit 3 to SemGroup’s current report on Form 8-K (File No. 001-34736) and incorporated herein by reference).

4.1	—	Form of stock certificate for Class A Common Stock of SemGroup (filed on May 6, 2010 as Exhibit 4.1 to SemGroup’s registration statement on Form 10 (File No. 001-34736) and incorporated herein by reference).

#5.1	—	Opinion of Gibson, Dunn & Crutcher LLP as to the legality of the securities being registered.

#23.1	—	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1 hereto).

23.2	—	Consent of BDO USA, LLP (previously filed).

23.3	—	Consent of Grant Thornton LLP (previously filed).

24.1	—	Powers of Attorney (previously filed).

99.1	—	Consent of Evercore Group L.L.C. (previously filed).

99.2	—	Consent of Barclays Capital Inc. (previously filed).

#99.3	—	Form of Written Consent for Rose Rock Common Unitholders.

#99.4	—	Form of Proxy Card for SemGroup Special Meeting.

#	Filed with this Amendment No. 2 to this Registration Statement.